Exhibit 28(j)(i)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated January 28, 2026, and each included in this Post-Effective Amendment No. 51 to the Registration Statement (Form N-1A, File No. 033-48220) of The Gabelli Money Market Funds.

We also consent to the incorporation by reference of our report dated November 26, 2025, with respect to the financial statements and financial highlights of The Gabelli U.S. Treasury Money Market Fund (the sole series of The Gabelli Money Market Funds), included in its Annual Report to Shareholders (Form N-CSR) for the year ended September 30, 2025, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

January 28, 2026